Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
April 27, 2012	Roy D. Jones, Chief Financial Officer
(864) 240-5104 or rjones@palmettobank.com

The Palmetto Bank Reports Improved First Quarter Financial Results

And Credit Quality Trends Continue to Improve

Greenville, S.C. – Palmetto Bancshares, Inc. (NASDAQ: PLMT) reported a reduced consolidated net loss for the first quarter 2012 of $587 thousand, compared to a consolidated net loss for the fourth quarter 2011 of $2.3 million. The net loss in both quarters was primarily due to credit-related costs resulting from depressed real estate values which declined to $4.4 million in the first quarter 2012 from $5.9 million in the fourth quarter 2011, the third consecutive quarterly decline. Results for the first quarter 2012 and fourth quarter 2011 also included $328 thousand and $343 thousand, respectively, of one-time charges related to the Company’s previously announced strategic decisions to sell and consolidate four branches and outsource certain operational functions. Excluding the credit-related items and one-time charges, pre-tax operating earnings were $4.7 million in the first quarter 2012, compared to $3.8 million in the fourth quarter 2011 and have increased in four of the last five quarters. The quarterly reduction in net loss is a direct result of the Company’s continued execution of its strategic plan.

Highlights for the first quarter 2012 are summarized as follows:

•

Credit-related costs decreased to $4.4 million from $5.9 million in the fourth quarter 2011 (credit-related costs include the provision for loan losses, loan workout expenses, foreclosed real estate writedowns and expenses, and loss on commercial loans held for sale).

•

Net charge-offs increased to $4.9 million from $3.3 million in the fourth quarter 2011, with the increase in charge-offs due to the strategic decision to execute contracts to sell problem loans at discounted values to reduce ongoing carrying costs.

•

Nonperforming assets decreased $8.5 million during the quarter to $72.3 million, which represents a 49% decline from the peak at March 31, 2010 and the seventh quarterly decline in the last eight quarters.

•	Net interest margin increased 6 basis points to 3.71% and has now increased five consecutive quarters.
•	Noninterest income increased $134 thousand from the fourth quarter 2011 as a result of increased mortgage banking and debit card income.
•

Non-credit expenses decreased $993 thousand from the fourth quarter 2011 due to continued expense management and realization of operational efficiencies, as well as lower provisions for unfunded commitments and the absence of certain year-end adjustments recorded in the fourth quarter 2011.

•

In March 2012 the Company completed the previously announced consolidations of its North Harper and South Main branches in Laurens and Greenwood, South Carolina, respectively. In addition, the Company continues to move forward with the planned sale of its Rock Hill and Blacksburg branches and the outsourcing of certain operational functions, both of which are expected to be completed during the second quarter. One-time charges related to these actions of $328 thousand were recorded in the first quarter 2012 and are reflected in non-credit expenses.

“We continued to make significant progress on our return to profitability. First quarter results reflect improvement in credit costs and other credit quality measures that are indicative of the intense focus we have been placing on reducing problem assets and returning to profitability over the last several years,” said Samuel L. Erwin, Chief Executive Officer. “During the first quarter we also made significant progress implementing the strategic actions to accelerate our return to profitability which were announced in the fourth quarter of 2011, including the completion of our branch consolidations. These efforts resulted in lower operating expenses, the bulk of which are expected to be realized starting in the second quarter of this year and further contribute to improved financial performance over the remainder of 2012.

Notwithstanding our hard work and improved financial results, we continue to face fundamental industry-wide issues such as volatile market conditions, low interest rates, slow loan growth, depressed real estate values, increased regulatory costs, and revenue challenges. These overall industry and economic factors confirm the need for the proactive actions we have taken which are yielding positive results.”

The discussion of the Company’s results of operations and financial condition below is supplemented by the accompanying financial tables.

Net Interest Income

Net interest income decreased $262 thousand during the quarter to $10.6 million, while the net interest margin improved 6 basis points to 3.71% from 3.65% in the prior quarter. The net interest margin has improved five consecutive quarters as a result of continued strategic reduction in higher cost time deposits, repayments of FHLB advances and reduced deposit funding costs. These benefits were partially offset by elevated cash balances and reduced yields on securities and loans as the continuation of the Federal Reserve’s monetary policy continues to keep interest rates low, which has negatively impacted earning asset yields.

Noninterest Income

Noninterest income increased $134 thousand during the quarter to $3.9 million. The increase is attributable to higher mortgage banking and debit card income. The improvement in mortgage banking income is largely due to improved pricing on secondary market loan sales based on changes in interest rates. These increases were partially offset by lower nonsufficient funds fees and overdraft fees which continue to be under pressure as a result of new regulatory guidelines.

Noninterest Expense

Noninterest expense was $11.9 million during the first quarter, a $3.2 million decrease from the fourth quarter 2011 and the third consecutive quarterly decline. Included in total noninterest expense are credit-related costs associated with loan workout expenses, foreclosed real estate writedowns and expenses, and loss on commercial loans held for sale which also declined for the third consecutive quarter and were $1.7 million in the first quarter 2012 compared to $3.9 million in the fourth quarter 2011. The decline in these expenses reflects a sustained decline in the level of the Company’s problem assets and moderation in the degree of decline in real estate values from appraisals.

Also reflected in noninterest expense in the first quarter 2012 and fourth quarter 2011 are one-time charges of $328 thousand and $343 thousand, respectively, associated with the Company’s previously announced strategic decision to sell and consolidate four branches and outsource certain operational functions. These charges include severance and retention payments, writedowns on premises and equipment, a lease impairment charge and professional fees directly related to the strategic actions. Excluding these credit-related expenses and one-time charges, noninterest expenses were $9.9 million, or $978 thousand less than noninterest expense excluding credit-related expenses and one-time charges in the fourth quarter 2011, primarily as a result of continued expense management and realization of operational efficiencies, as well as lower provisions for unfunded commitments and the absence of certain year-end adjustments recorded in the fourth quarter 2011.

Credit Quality

The Company continued its aggressive focus on improving credit quality. As a result of our proactive problem asset resolution efforts, total nonperforming assets decreased $8.5 million to $72.3 million in the first quarter 2012 and are down 49% from the peak at March 31, 2010. In addition, nonperforming assets include loans and foreclosed real estate with a net carrying value of $7.8 million that were under contract for sale or disposition at March 31, 2012 and are expected to close during the second quarter 2012. Net charge-offs were $4.9 million during the first quarter 2012, compared to $3.3 million in the prior quarter and reflect charge-offs of $2.1 million related to the loan sales that are under contract at March 31, 2012.

In addition, past due loans increased to 1.59% of loans at March 31, 2012 compared to 0.62% at December 31, 2011. The increase is primarily due to two loan relationships, one of which is expected to be resolved during the second quarter, therefore the increase is not indicative of underlying deterioration in credit quality of the portfolio as a whole.

Balance Sheet and Capital

Total assets were $1.2 billion at March 31, 2012 and increased $11.0 million during the quarter as a result of increased cash and securities balances stemming from seasonal increases in transaction deposits. As loan pay downs continue to outpace new loan originations, the Company is attempting to strategically reduce the level of excess cash, primarily by reducing higher cost time deposits and investing in securities to improve the net interest margin, efficiently utilize capital, and reduce FDIC insurance premiums that are primarily based on deposit balances. The Company also expects to utilize cash of $34 million during the second quarter 2012 for the net cash outlay on the sale of the Rock Hill and Blacksburg branches.

The Company’s banking subsidiary, The Palmetto Bank, met all regulatory required minimum capital ratios and continued to be considered “well-capitalized” at March 31, 2012.

“As we completed the first quarter of 2012, we believe it is apparent that our efforts to improve our credit quality and execute on the business and operational changes necessary to return to profitability are working,” continued Erwin. “While moderating, credit costs remain higher than historical levels and continue to negatively impact our financial results; however, our credit quality has steadily improved which has resulted in three straight quarterly declines in these credit-related costs. We are continuing to aggressively pursue problem asset resolution strategies to accelerate the reduction in our problem assets, including the potential for a bulk asset sale in the future. Excluding the elevated credit costs, our core business continues to show sustained operating results and is confirmation that our hard work and strategic actions are achieving the desired results.”

Headquartered in Greenville, South Carolina, The Palmetto Bank is a 105-year old independent state-chartered commercial bank and is the fourth largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.2 billion and after completion of the reduction in the branch network will serve the Upstate through 25 banking locations in the nine counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, and Spartanburg. The Bank specializes in providing personalized community banking services to individuals and small to mid-size businesses including Retail Banking (including Mortgage, Credit Cards and Indirect Auto), Commercial Banking (including Business Banking, Treasury Management and Merchant Services), and Wealth Management (including Trust, Brokerage, Financial Planning, and Insurance). Additional information may be found at the Company’s web site at www.palmettobank.com.

# # #

Addendum to News Release – Use of Certain Non-GAAP Financial Measures and Forward-Looking Statements

This News Release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). This News Release discusses both GAAP net loss and pre-tax loss excluding credit-related items and one-time charges, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s recording of provision for loan losses, loan workout expenses, foreclosed real estate writedowns and expenses and loss on commercial loans held for sale in the periods presented when assessing the performance of the Company. In addition, investors should consider the costs associated with the Company’s previously announced strategic decisions to sell and consolidate four branches and outsource certain operational functions when assessing the performance of the Company in the first quarter 2012 and fourth quarter 2011. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the Company, and the timing and amount of future capital raising activities by the Company, if any; and (3) actions taken by banking regulatory agencies related to the banking industry in general and the Company or the Bank specifically. The assumptions underlying the forward-looking statements could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov), including the “Risk Factors” included therein. All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect changes in circumstances or events that occur after the date the forward-looking statements are made.

Palmetto Bancshares, Inc.

Consolidated Balance Sheets

(dollars in thousands, except per share data)

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	March 31, 2012 vs. 2011 % Change
	(unaudited)		(unaudited)	(unaudited)	(unaudited)

Cash and cash equivalents	$117,275	$102,952	$117,796	$133,803	$188,545	(37.8)%
Investment securities available for sale, at fair value	269,841	260,992	277,605	280,816	274,103	(1.6)
Mortgage loans held for sale	2,841	3,648	2,486	789	279	918.3
Commercial loans held for sale	14,703	14,178	31,381	49,567	60,346	(75.6)

Loans, gross	761,687	773,558	783,824	770,841	764,227	(0.3)
Less: allowance for loan losses	(23,388)	(25,596)	(26,900)	(26,981)	(26,954)	(13.2)

Loans, net	738,299	747,962	756,924	743,860	737,273	0.1

Foreclosed real estate	26,701	27,663	14,696	15,267	16,244	64.4
Other assets	44,501	45,757	47,623	46,958	56,421	(21.1)

Total assets	$1,214,161	$1,203,152	$1,248,511	$1,271,060	$1,333,211	(8.9)%

Noninterest bearing deposits	$173,837	$155,406	$163,158	$152,229	$156,323	11.2%
Interest bearing deposits	900,246	908,775	944,398	974,315	1,021,367	(11.9)

Total deposits	1,074,083	1,064,181	1,107,556	1,126,544	1,177,690	(8.8)

Retail repurchase agreements	26,531	23,858	24,765	24,708	23,641	12.2
FHLB borrowings	-	-	-	-	5,000	(100.0)
Other liabilities	11,147	11,631	10,821	11,444	11,035	1.0

Total liabilities	1,111,761	1,099,670	1,143,142	1,162,696	1,217,366	(8.7)

Shareholders' equity	102,400	103,482	105,369	108,364	115,845	(11.6)

Total liabilities and shareholders' equity	$1,214,161	$1,203,152	$1,248,511	$1,271,060	$1,333,211	(8.9)%

Other Data and Ratios
% of loans past due	1.59%	0.62%	0.78%	0.85%	1.05%	51.4%
Nonperforming loans	$45,544	$53,028	$75,007	$71,739	$85,099	(46.5)
Nonperforming assets	72,333	80,852	89,858	87,073	101,484	(28.7)
ALLL as % of loans held for investment	3.07%	3.31%	3.43%	3.50%	3.53%	(13.0)
Net charge-offs (quarterly)	$4,908	$3,304	$5,681	$7,373	$5,480	(10.4)

Outstanding common shares	12,744,020	12,726,388	12,726,399	12,726,891	12,628,765	0.9
Book value per share	$8.04	$8.13	$8.28	$8.51	$9.17	(12.3)
Closing market price per share of common stock (1)	5.50	5.11	9.50	11.17	10.40	(47.1)

Tier 1 risk-based capital (consolidated)	12.31%	12.22%	12.26%	12.83%	13.72%	(10.3)
Total risk-based capital (consolidated)	13.58	13.49	13.53	14.10	15.00	(9.5)
Tier 1 leverage ratio (consolidated)	8.75	8.59	8.48	8.54	9.26	(5.5)

(1)	Effective August 18, 2011, the Company's common stock began trading on the NASDAQ. Previously, closing market prices reflect the estimated market value per common share as determined by the Company based on trades on the Pink Sheets and Private Trading System.

Palmetto Bancshares, Inc.

Consolidated Statements of Income (Loss)

(dollars in thousands)

(unaudited)

	For the Three Months Ended

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	March 31, 2012 vs. 2011 % Change

Interest income
Interest earned on cash and cash equivalents	$51	$64	$66	$112	$105	(51.4)%
Dividends received on FHLB stock	12	10	11	13	14	(14.3)
Interest earned on investment securities available for sale	1,636	1,754	1,952	1,909	1,306	25.3
Interest and fees earned on loans	10,326	10,933	11,186	11,111	11,272	(8.4)

Total interest income	12,025	12,761	13,215	13,145	12,697	(5.3)

Interest expense
Interest paid on deposits	1,393	1,867	2,267	2,524	2,676	(47.9)
Interest paid on retail repurchase agreements	1	1	-	8	11	(90.9)
Interest paid on FHLB borrowings	-	-	-	23	49	(100.0)

Total interest expense	1,394	1,868	2,267	2,555	2,736	(49.0)

Net interest income	10,631	10,893	10,948	10,590	9,961	6.7

Provision for loan losses	2,700	2,000	5,600	7,400	5,500	(50.9)

Net interest income after provision for loan losses	7,931	8,893	5,348	3,190	4,461	77.8

Noninterest income
Service charges on deposit accounts, net	1,674	1,936	1,974	1,875	1,762	(5.0)
Fees for trust and investment management and brokerage services	719	722	828	842	691	4.1
Mortgage-banking	801	376	764	241	376	113.0
Automatic teller machine	241	227	223	256	232	3.9
Bankcard services	62	61	52	49	76	(18.4)
Investment securities gains	-	101	-	56	-	n/a
Other	433	373	459	439	435	(0.5)

Total noninterest income	3,930	3,796	4,300	3,758	3,572	10.0

Noninterest expense
Salaries and other personnel	5,608	5,720	5,835	5,998	6,254	(10.3)
Occupancy and equipment	2,155	2,087	1,979	2,076	2,168	(0.6)
Professional services	466	503	394	553	510	(8.6)
FDIC deposit insurance assessment	651	664	688	702	958	(32.0)
Marketing	188	459	410	520	414	(54.6)
Foreclosed real estate writedowns and expenses	1,368	2,104	3,029	1,504	833	64.2
Loss on commercial loans held for sale	128	1,091	2,080	3,797	1,151	(88.9)
Loan workout expenses	229	747	436	453	19	1,105.3
Other	1,138	1,766	1,621	2,105	1,754	(35.1)

Total noninterest expense	11,931	15,141	16,472	17,708	14,061	(15.1)

Net loss before provision (benefit) for income taxes	(70)	(2,452)	(6,824)	(10,760)	(6,028)	(98.8)

Provision (benefit) for income taxes	517	(170)	(1,355)	(1,191)	52	894.2

Net loss	$(587)	$(2,282)	$(5,469)	$(9,569)	$(6,080)	(90.3)%

Other Data and Ratios
Net interest margin	3.71%	3.65%	3.53%	3.32%	3.18%	16.7%
Efficiency Ratio - GAAP	81.9	103.1	108.0	123.4	103.9	(21.2)
Operating efficiency Ratio - Non-GAAP	67.8	73.9	71.7	83.3	89.1	(23.9)

Full Time Equivalent Employees - including contractors (period end)	342.5	354.5	364.5	390.5	398.0	(13.9)

Reconciliation of Non-GAAP to GAAP Financial Statements

(dollars in thousands)

	For the Three Months Ended

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

Net loss (GAAP)	$(587)	$(2,282)	$(5,469)	$(9,569)	$(6,080)
Provision (benefit) for income taxes	517	(170)	(1,355)	(1,191)	52

Net loss before provision (benefit) for income taxes	(70)	(2,452)	(6,824)	(10,760)	(6,028)

Provision for loan losses	2,700	2,000	5,600	7,400	5,500
Foreclosed real estate writedowns and expenses	1,368	2,104	3,029	1,504	833
Loss on commercial loans held for sale	128	1,091	2,080	3,797	1,151
Loan workout expenses	229	747	436	453	19
One-time charges associated with branch reductions and other strategic actions	328	343	-	-	-

Total provision for loan losses, credit-related expenses and one-time charges	4,753	6,285	11,145	13,154	7,503

Pre-tax operating earnings (Non-GAAP)	$4,683	$3,833	$4,321	$2,394	$1,475

Noninterest expense (GAAP)	$11,931	$15,141	$16,472	$17,708	$14,061
Less:
Foreclosed real estate writedowns and expenses	1,368	2,104	3,029	1,504	833
Loss on commercial loans held for sale	128	1,091	2,080	3,797	1,151
Loan workout expenses	229	747	436	453	19
One-time charges associated with branch reductions and other strategic actions	328	343	-	-	-

Total credit-related expenses and one-time charges	2,053	4,285	5,545	5,754	2,003

Operating noninterest expense (Non-GAAP)	$9,878	$10,856	$10,927	$11,954	$12,058

Net interest income (GAAP)	$10,631	$10,893	$10,948	$10,590	$9,961
Noninterest income (GAAP)	3,930	3,796	4,300	3,758	3,572

Total revenue	14,561	14,689	15,248	14,348	13,533

Operating revenue (Non-GAAP)	$14,561	$14,689	$15,248	$14,348	$13,533

Efficiency ratio (GAAP)	81.9%	103.1%	108.0%	123.4%	103.9%

Operating efficiency ratio (Non-GAAP)	67.8	73.9	71.7	83.3	89.1